Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES FIRST QUARTER RESULTS

Paoli, PA, April 21, 2009 – AMETEK, Inc. (NYSE: AME) today announced first quarter results. AMETEK’s first quarter 2009 sales of $552.9 million were down 10% over the same period of 2008. Operating income for the first quarter of 2009 was $106.2 million, a 9% decline from $116.2 million recorded in the same period of 2008. Operating margins improved 20 basis points to 19.2% in the first quarter of 2009. Net income in the first quarter of 2009 declined 11% to $59.1 million, or $0.55 per diluted share, from the first quarter 2008 level of $66.4 million, or $0.62 per diluted share.

“I am pleased with our results this quarter, given a very difficult economic environment,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Although the global economy impacted our sales to a higher degree than anticipated, we were able to accelerate our cost reduction activities and meet our earnings expectations.”

Operating cash flow was very strong, totaling $110 million for the first quarter of 2009, up 44% from the first quarter of 2008.

Electronic Instruments Group (EIG)
For the 2009 first quarter, EIG sales decreased 11% to $302.5 million. Operating income was $69.1 million, compared with $79.2 million in the first quarter of 2008, a decrease of 13%. Operating margins for the quarter decreased 50 basis points to 22.8% as compared to 23.3% in the first quarter of 2008.

“EIG had a good first quarter in this difficult market environment. Revenue was down, driven predominantly by weakness in the Process and Industrial businesses. Operating margins were down only 50 basis points, reflecting the excellent operational performance of the group and their strong focus on reducing costs,” said Mr. Hermance.

Electromechanical Group (EMG)
For the first quarter of 2009, EMG sales were $250.4 million, an 8% decrease over the same period of 2008. Operating income of $46.2 million was down 2% from the $47.1 million recorded in the same period of 2008. Operating margins for the quarter were 18.4%, up 100 basis points from 17.4% in the first quarter of 2008.

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AMETEK ANNOUNCES FIRST QUARTER RESULTS

“Given the state of the economy, EMG also had a good first quarter. Not surprisingly, our Cost Driven Motor business struggled in the current economic environment. Sales in the Differentiated businesses were up due to the benefits from acquired businesses. Operating margins were up 100 basis points as a result of very effective operational excellence and cost reduction initiatives in the Differentiated businesses as well as the Cost Driven Motor business,” commented Mr. Hermance.

2009 Outlook
“We expect 2009 to be a very challenging year. As a result of the continuing global economic downturn, revenue is now expected to decline approximately 10%,” commented Mr. Hermance. “We expect our earnings for the year to be in the range of $2.10 to $2.25 per diluted share. Included in our estimates are an additional $20 million in cost reductions which augment the $75 million in cost reductions announced after the end of 2008.”

“Second quarter 2009 sales are expected to be down in the mid-teens on a percentage basis from last year’s second quarter. We estimate our earnings to be approximately $0.45 to $0.50 per diluted share,” noted Mr. Hermance.

Mr. Hermance continued, “AMETEK has successfully navigated difficult market conditions before. We are focused on executing our restructuring initiatives, generating strong cash flow and solid financial results. We continue to invest in new products, global expansion and strategic acquisitions to position ourselves for an economic upturn when it occurs.”

Conference Call
AMETEK, Inc. will Web cast its First Quarter 2009 investor conference call on Tuesday, April 21, 2009 beginning at 8:30 AM ET. The live audio Web cast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will be archived at www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2008 sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK ANNOUNCES FIRST QUARTER RESULTS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Net sales	$552,866	$611,197

Operating expenses:
Cost of sales, excluding depreciation	370,643	411,017
Selling, general and administrative	64,530	73,367
Depreciation	11,491	10,580

Total operating expenses	446,664	494,964

Operating income	106,202	116,233
Other expenses:
Interest expense	(17,555)	(15,134)
Other, net	(23)	(697)

Income before income taxes	88,624	100,402
Provision for income taxes	29,569	34,045

Net income	$59,055	$66,357

Diluted earnings per share	$0.55	$0.62

Basic earnings per share	$0.55	$0.63

Weighted average common shares outstanding:
Diluted shares	107,321	107,749

Basic shares	106,420	105,942

Dividends per share	$0.06	$0.06

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Net sales:
Electronic Instruments	$302,466	$340,375
Electromechanical	250,400	270,822

Consolidated net sales	$552,866	$611,197

Income:
Segment operating income:
Electronic Instruments	$69,109	$79,189
Electromechanical	46,170	47,051

Total segment operating income	115,279	126,240
Corporate administrative and other expenses	(9,077)	(10,007)

Consolidated operating income	$106,202	$116,233

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$140,747	$91,210
Receivables, net	376,898	406,012
Inventories	340,779	349,509
Other current assets	83,320	107,855

Total current assets	941,744	954,586

Property, plant and equipment, net	300,403	307,908
Goodwill	1,241,349	1,240,052
Other intangibles, investments and other assets	565,228	552,996

Total assets	$3,048,724	$3,055,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$9,239	$18,438
Accounts payable and accruals	409,226	429,075

Total current liabilities	418,465	447,513

Long-term debt	1,085,139	1,093,243
Deferred income taxes and other long-term liabilities	219,178	227,014
Stockholders’ equity	1,325,942	1,287,772

Total liabilities and stockholders’ equity	$3,048,724	$3,055,542